Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Prospectus of Reebok International Ltd. for the registration of $350,000,000 of Series B 2% Convertible Debentures due May 1, 2024 and to the incorporation by reference therein of our report dated January 23, 2004, with respect to the consolidated financial statements and schedule of Reebok International Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Boston, Massachusetts

October 26, 2004